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                                January 23, 1998

PRIVATE AND CONFIDENTIAL

Mr. James N. Poor
66 Amble Road
Chelmsford, MA 01824

Dear Jim:

      I am pleased to offer you a position with Manufacturers' Services Limited (the "Company"), on the following terms and conditions:

      1. Your title will be Vice President, Human Resources, and you will report to me. You will be based at the Company's headquarters office in Concord, Massachusetts, but your responsibilities will require some travel.

      2. Your compensation will consist of the following:

            (a) Base Salary at the bi-weekly rate of $5,000.00 payable in accordance with the Company's payroll practices and procedures.

            (b) The opportunity to earn a Target Incentive bonus in an amount up to 40% of your Base Salary and a Super Achievement Incentive bonus with no cap in accordance with the Company's 1998 Cash Incentive Compensation Plan. The amount of Target Incentive and Super Achievement Incentive you earn will be based on the Company achieving or exceeding a specified profitability target and on your accomplishing Personal Performance Goals, which will be established. All cash incentive compensation is paid annually.

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      3. You will be granted options to purchase 65,000 shares of the Company's stock pursuant to the Company's Non-Qualified Stock Option Plan, a copy of which will be provided to you with your Award Agreement for such options.

      4. In addition to your compensation set forth above, you will be eligible to receive health and life insurance and other employee benefits in accordance with the terms and conditions of the respective Company benefit plans and other plans and policies in force and effect, which may be changed, expanded or diminished from time to time, during the course of your employment by the Company. You will be entitled to twenty days of vacation each year consistent with the Company's vacation policy. A summary of the Company's 1998 benefits is enclosed.

      5. As a condition of your employment by the Company, you agree to sign the Company's Agreement with Respect to Confidential Information and Inventions (Confidentiality Agreement), which is also enclosed.

      6. Under the Immigration Reform and Control Act of 1986, employers are required to verify employment eligibility of all new employees. Upon joining the Company, you will be asked to complete INS form I-9 (employment eligibility verification) and to provide for our review either (1) United States passport, certificate of Naturalization or Citizenship, or Alien Registration card with employment authorization and photograph, or, (2) a driver's license or other official photograph identification card, and original Social Security card or birth certificate.

      7. By signing this offer letter, you represent that you are not subject to any restrictions (including, without limitation, any restrictions in connection with any previous employment) that prevent you from accepting this offer of employment or that materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect) your ability to fulfill your responsibilities as an employee of the Company.

      8. Your employment will be on an at-will basis, and either you or the Company may terminate your employment, at any time, with or without "Cause" (as defined herein). If your employment is terminated by the Company (and for this purpose the Company includes any successor in interest) other than for Cause, death or Disability (as defined herein), you will be entitled to salary continuation payments during the 12-month period following termination. The total of all such payments, which shall be payable in 26 equal installments in accordance with the Company's payroll practices and procedures, shall be an amount equal to the sum of (i) your Base Salary for the fiscal year of termination, plus (ii) your incentive compensation earned during the prior fiscal year, provided that (x) the total amount payable to you hereunder shall not exceed two times your Base Salary for the year of termination, (y) salary continuation payments shall terminate upon your breach of the Confidentiality

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Agreement, and (z) in further consideration for the salary continuation payments, you will sign and deliver to the Company a general release. For this purpose:

            (a) "Cause" means (i) your willful and continued failure substantially to perform your duties (other than (x) as a result of total or partial incapacity due to physical or mental illness, or (y) for Good Reason),
(ii) your dishonesty in the performance of your duties, (iii) your breach of the Confidentiality Agreement or (iv) your conviction of, or the entry of a plea of guilty by you to, a felony involving your personal conduct under the laws of the United States or any state thereof or conviction of, or the entry of a plea of guilty to, a crime involving your personal conduct in any other jurisdiction which crime would constitute a felony under the laws of the United States or any state thereof if such crime had been committed within the jurisdiction of the United States or any state thereof.

            (b) "Disability" means physical or mental incapacity resulting in your being unable to perform your essential functions for an aggregate of more than six months during any period of twenty-four consecutive months. Any question as to the existence of your Disability as to which you and the Company cannot agree will be determined by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each will appoint such a physician and those two physicians will select a third, who will make such determination in writing. Such determination of Disability made in writing to the Company and to you will be final and conclusive for all purposes of your employment.

            (c) "Good Reason" means:

            (i) you are assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with your position;

            (ii) breach by the Company of any of its material employment obligations to you; or

            (iii) your Base Salary or the percentage of your Base Salary used to calculate your incentive compensation is reduced other than for reasons of your performance after written notice and a reasonable opportunity to cure.

      9. Your employment will be subject to, and the terms of this letter will be interpreted in accordance with, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.

      10. The foregoing terms and conditions supersede any prior discussions related to your employment by the Company. Please acknowledge your acceptance of these terms and conditions by signing and dating the enclosed copy of this offer letter.

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Please return the enclosed copy and the signed Confidentiality Agreement to Mr. Dale Johnson at this address.

      Jim, I want to take this opportunity to say that we look forward to your joining the Company's team, and we believe that you will make a significant contribution to the Company's growth.

                              Very truly yours,

                              MANUFACTURERS' SERVICES LIMITED


                              By:___________________________________
                                 Robert Donahue
                                 Chief Financial Officer

Accepted and Agreed:


_______________________________
James N. Poor
Dated: ____________, 1998